AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 7, 2007
REGISTRATION NO. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
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FREEDOM BANCSHARES, INC.
(Exact name of registrant as specified in its charter)
______________

GEORGIA	06-1671382
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)
______________

3615 Maysville Road
Commerce, Georgia  30529

(Address, including zip code of registrant's principal executive offices)
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Freedom Bancshares, Inc. 2003 Stock Incentive Plan
Warrants to Purchase Common Stock
Non-Qualified Stock Option Agreements
(Full title of plan)
______________

Vincent D. Cater, Jr.	with copy to:
Chief Executive Officer	Robert D. Klingler, Esq.
Freedom Bancshares, Inc.	Powell Goldstein LLP
3165 Maysville Road	One Atlantic Center, Fourteenth Floor
Commerce, Georgia 30529	1201 West Peachtree Street, NW
(706) 423-2500	Atlanta, Georgia 30309-3488
(404) 572-6600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
______________

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee
Common Stock, $1.00 par value:
2003 Stock Incentive Plan Issuable upon exercise of Warrants Issuable upon exercise of Non-Qualified Stock Option Agreements	160,000 shares 184,140 shares 13,000 shares	$10.00 $10.00 $10.00	$1,600,000 $1,841,400 $130,000	$49.12 $0(4) $4.00
(1)
Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the employee benefit plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(3)	The aggregate offering price is calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.
(4)	The Warrants and the shares underlying the Warrants were previously registered on the Company’s Registration Statement on Form SB-2, File No. 333-102971.

EXPLANATORY NOTE

This Registration Statement on Form S-8 serves as the initial registration statement for 160,000 shares of Common Stock that may be issued upon the exercise of options issued pursuant to the Registrant’s 2003 Stock Incentive Plan and 13,000 shares of Common Stock that may be issued upon the exercise of options issued pursuant to Non-Qualified Stock Option Agreements, and as an amended registration statement for 184,140 shares of Common Stock that may be issued upon the exercise of Warrants issued to the organizers of the Bank (the “Warrants”).  The issuance of the Warrants, and the shares underlying the Warrants, were originally registered on the Company’s Registration Statement on Form SB-2, File No. 333-102971, with such registration amended on this Form S-8.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Plan as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The information incorporated by reference is considered to be a part of this prospectus, and information that Freedom Bancshares, Inc. (the “Company”) files with the Securities and Exchange Commission (the “Commission”) subsequent to the date of this prospectus will automatically update and supersede this information.  The Company incorporates by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

The following documents filed with the Commission are incorporated herein by reference:

(1)	The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006;

(2)	The Registrant’s Quarterly Report for the fiscal quarter ended March 31, 2007;

(3)	The Registrant’s Quarterly Report for the fiscal quarter ended June 30, 2007; and

(4)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form SB-2 dated February 5, 2003 (File No. 333-102971).

The Company shall furnish without charge to each person to whom the prospectus is delivered, on written or oral request of such person, a copy of any or all of the documents incorporated by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated).  Requests should be directed to Clyde McArthur, Chief Financial Officer, Freedom Bancshares, Inc., 3165 Maysville Road, Commerce, Georgia  30529, telephone number (706) 423-2500.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Consistent with the applicable provisions of the Georgia Business Corporation Code, the Registrant’s articles of incorporation provide that it shall indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in the role of the director, officer, employee or agent, to the fullest extent permissible under Georgia law.  The Registrant may make advances against expenses, so long as the insider seeking indemnification provides an undertaking to refund the advance if it is ultimately determined that he or she is not entitled to indemnification.

Article 11 of the Registrant’s Articles of Incorporation provides that the indemnification rights set forth in the articles of incorporation are not exclusive of other indemnification rights to which an insider may be entitled under the Registrant’s bylaws, insurance or other agreement, or pursuant to a vote of shareholders or directors or otherwise.

In addition, Article 9 of the Registrant’s Articles of Incorporation eliminates the potential personal liability of a director for monetary damages to Freedom Bancshares, Inc. and to its shareholders for breach of duty as a director. In accordance with the Georgia Business Corporation Code, there is no elimination of liability for the following: (1) breach of duty involving appropriation of business opportunity of the Registrant; (2) an act of omission involving intentional misconduct or a knowing violation of law; (3) a transaction from which the director derives an improper material tangible personal benefit; or (4) as to any distribution to the Registrant’s shareholders that is illegal under the Georgia Business Corporation Code.

Item 7.	Exemption From Registration Claimed.

The Company originally issued options to purchase 109,600 shares of the Company’s common stock under the 2003 Stock Incentive Plan pursuant to Section 4(2) of the Securities Act and Regulation D and Rule 506 promulgated under the Securities Act.

The issuance of the Warrants, and the shares underlying the Warrants were originally registered on the Company’s Registration Statement on Form SB-2, File No. 333-102971.

The Company originally issued options to purchase 13,000 shares of the Company’s common stock under the Non-Qualified Stock Option Agreements pursuant to Section 4(2) of the Securities Act and Regulation D and Rule 506 promulgated under the Securities Act.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated by reference into this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Description

5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.

10.1	Freedom Bancshares, Inc. 2003 Stock Incentive Plan (Incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form SB-2, File No. 333-102971.)

10.2	First Amendment to Freedom Bancshares, Inc. 2003 Stock Incentive Plan

10.3	Form of Non-Qualified Stock Option Agreement

23.1	Consent of counsel (included in Exhibit 5.1).

23.2	Consent of Nichols, Cauley & Associates, LLC

24.1	Power of Attorney (see signature pages to this Registration Statement).

Item 9.	Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

 (2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Commerce, State of Georgia, on this the 7th day of November, 2007.

FREEDOM BANCSHARES, INC.

By:	/s/ Vincent D. Cater
Vincent D. Cater
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Vincent D. Cater and Clyde A. McArthur, and each of them, as his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or their substitutes, could lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 7th day of November, 2007.

Signature	Title
/s/ R.S. Adams, Sr.	Director
R.S. (Steve) Adams, Sr.
/s/ W. Keith Ariail	Director
W. Keith Ariail
/s/ Claude P. Brown	Director
Claude P. Brown
/s/ Vincent D. Cater	President, Chief Executive Officer and Director
Vincent D. Cater*
/s/ Harold C. Davis	Director
Harold C. Davis

Signature	Title
/s/ Thomas H. Hardy	Director
Thomas H. Hardy
/s/ Clyde A. McArthur	Chief Financial Officer
Clyde A. McArthur**
/s/ James S. Purcell	Director
James S. Purcell
/s/ Verlin L. Reece	Director
Verlin L. Reece
Director
Donald S. Shubert
/s/ Ronald R. Silva, Jr.	Executive Vice President and Director
Ronald R. Silva, Jr.
Director
Harold L. Swindell

_____________________________
   *  Principal executive officer.
 **  Principal financial and accounting officer.

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Powell Goldstein LLP with respect to the securities being registered, including consent.
10.1	Freedom Bancshares, Inc. 2003 Stock Incentive Plan (Incorporated by reference to Exhibit 10.5 of the Company’s Registration Statement on Form SB-2, File No. 333-102971.)
10.2	First Amendment to Freedom Bancshares, Inc. 2003 Stock Incentive Plan
10.3	Form of Non-Qualified Stock Option Agreement
23.1	Consent of counsel (included in Exhibit 5.1).
23.2	Consent of Nichols, Cauley & Associates, LLC
24.1	Power of Attorney (see signature pages to this Registration Statement).